January 20, 2014

Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, N.W.

Washington, DC 20549

Dear Sirs/Madames:

Re:	Southern States Sign Company (the "Company")

We have read the statements of the Company pertaining to our Firm included under Item 4.01 of Form 8-K dated January 20, 2014 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.